Exhibit 10.1

AMENDMENT TO JOHN H. SOTTILE
EMPLOYMENT AGREEMENT

This Amendment is made to the Amended and Restated Employment Agreement dated as of November 1, 2001, by and between The Goldfield Corporation and John H. Sottile.  Except as otherwise provided herein, this Amendment is made effective as of January 1, 2010.

1.	Section 7(b) shall be amended by restating the lead-in paragraph to read as follows:

“Termination due to Disability or Death.  If, during the Employment Period, the Executive or the Company terminates the Executive’s employment due to the Executive’s Disability or the Executive’s employment is terminated due to his death, the Company shall pay to the Executive (or in the case of the Executive’s death, to the Executive’s estate or personal representative):”

2.	Section 7(b) shall be further amended by the addition at the end of the last paragraph thereof the following sentence:

“For purposes of this Agreement “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

3.	Section 7(d) shall be amended and restated in its entirety to read as follows:

“Average W-2 Compensation.  For purposes of this Agreement, the term ‘Average W-2 Compensation’ shall mean the average of the Executive’s wages as reflected in the W-2 form provided by the Company for the five (5) calendar years preceding the calendar year in which the termination of employment occurs.  Provided however, if in any year the Executive has waived the receipt of the Annual Bonus which the Compensation Committee determines otherwise would have been paid, for purposes of determining Average W-2 Compensation, such waived Annual Bonus shall be added to the amount shown on Form W-2 for the calendar year in which the waived Annual Bonus otherwise would have been paid.  Further provided, if for any year the Executive has waived the January 1 annual base salary Consumer Price Index increase under Section 5(a), for purposes of determining Average W-2 Compensation, annual base salary which would have been paid but for such waiver (and any prior waiver) shall be added to the amount shown on Form W-2 for each calendar year in which the waiver impacted the Executive’s annual base salary.”

4.	Effective as of December 31, 2008, a new Section 7(e) shall be added to read as follows:

“Timing of Payments under Section 7.  Expect as otherwise provided in Section 12(k), any lump sum cash payment payable pursuant to this Section 7 shall be paid at the time determined by the Company within 30 days following the Executive’s termination of employment.”

5.	Section 8 shall be amended by deleting and restating the third and fourth sentences thereof to read as follows:

“If payments and/or benefits shall be reduced, they shall be reduced in the following order of priority (i) first in cash compensation, (ii) next from equity compensation, then (iii) prorata amongst all other remaining payments and benefits.  To the extent there is a question as to which payments or benefits, if any, of the following foregoing categories would be reduced first, the reduction which would produce the greatest present value reduction in the payments or benefits with the least reduction in economic value provided to the Executive shall be reduced first.”

6.	Section 12(b) shall be amended by restating the address for the notice to the Company as follows:

“If to the Company:
Chairman of the Benefits and Compensation Committee
The Goldfield Corporation
1684 W. Hibiscus Boulevard
 Melbourne, FL 32901

with a copy to:
Dewey & LeBoeuf, LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:  Mr. David P. Bicks, Esq.”

7.	Effective as of December 31, 2008, a new Section 12(k) shall be added to read as follows:

“Compliance with Code Section 409A.  It is intended that the terms of this Agreement, including any ambiguous terms, be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  It is also intended that, for all purposes, “termination of employment” (or similar terms) as used herein shall mean “separation from service” (within the meaning provided by Treasury Regulation Section 1.409A-1(h)).  To the extent applicable, an amount payable under this Agreement that is subject to the requirements of Code Section 409A(2)(B)(i) and Treasury Regulation Section 1.409A-1(c)(3) shall not be paid before the date that is six (6) months after the date of separation from service or, if earlier, the date of death.  Any provision that would cause this Agreement, or any payment hereunder, to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  Notwithstanding any other provision herein, reimbursement of eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

IN WITNESS WHEREAS, the Executive has hereunto set his hand and pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, as of the day and year set forth below.

THE GOLDFIELD CORPORATION

By:	Date:

EXECUTIVE

Date:
John H. Sottile